Exhibit 99.1

TheStreet, Inc. Completes Sale of its Institutional Business

NEW YORK, Feb. 14, 2019 -- TheStreet, Inc. (Nasdaq: TST), a leading financial news and information company, today announced it has completed the sale of its institutional business units, The Deal and BoardEx, to Euromoney Institutional Investor PLC ("Euromoney"). The sale, which was initially announced on December 6, 2018, was approved by TheStreet’s stockholders on February 12, 2019.

As previously announced and in connection with the closing of the sale, TheStreet will now be led by Eric Lundberg as Chief Executive Officer, who will also continue his role as Chief Financial Officer. Mr. Lundberg will also join the Company’s Board of Directors, effective immediately. Margaret de Luna, who has served as President of TheStreet’s consumer business, will assume her new role of President and Chief Operating Officer of the Company, effective immediately.

The Company continues to expect that a substantial portion of the net proceeds from the sale, along with a portion of its current cash on hand, will be distributed to TheStreet's stockholders. The Board is evaluating the various ways to complete this distribution, including, among other factors, the timing and amount of such distribution.

“Completing the sale of our institutional business is a meaningful milestone for TheStreet and we wish our colleagues continued success with Euromoney,” commented Eric Lundberg, Chief Executive Officer and Chief Financial Officer of TheStreet. “We look forward to this next phase of TheStreet’s evolution as we deepen our focus on our consumer business and strive to maximize value for stockholders.”

About TheStreet, Inc.
TheStreet, Inc. (NASDAQ: TST, www.t.st) is a leading financial news and information provider to investors and institutions worldwide. The Company's flagship brand, TheStreet (www.thestreet.com), has produced unbiased business news and market analysis for individual investors for more than 20 years.

About Euromoney Institutional Investor PLC
Euromoney is a global, multi-brand information business which provides critical data, price reporting, insight, analysis and must-attend events to financial services, commodities, telecoms and legal markets. Euromoney is listed on the London Stock Exchange and is a member of the FTSE 250 share index. www.euromoneyplc.com

Notice Regarding Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our planned distribution to stockholders and our ongoing consumer business. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission("SEC") that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, a review of our ongoing uses of capital and plans for our consumer business, economic downturns and the general state of the economy, including the financial markets; our ability to drive revenue, and increase or retain current consumer subscription revenue; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC's website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact: Kate Beers, Brunswick Group, 212-333-3810, TheStreet@brunswickgroup.com